Exhibit 12.1

Hawaiian Telcom Communications, Inc.

Ratio of Earnings to Fixed Charges

	Predecessor							Company			Pro Forma
	Years Ended December 31,					Nine Months Ended September 30, 2004	Period from January 1 to May 2, 2005	Period from May 21 to December 31, 2004	Period from May 21 to September 30, 2004	Nine Months Ended September 30, 2005	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
	2000	2001	2002	2003	2004
Income before provision for income taxes and cumulative effect of accounting changes	166,200	121,500	78,700	27,100	57,400	45,200	24,800	(17,373)	(3,430)	(128,834)	(130,770)	(143,552)
Interest expense	35,800	39,900	37,400	33,700	36,800	27,000	11,700	—	—	51,604	111,200	88,671
Amortization of previously capitalized interest	200	200	200	300	100	100	100	—	—	100	100	100
Lease expense	8,500	6,900	9,900	9,300	6,800	4,589	2,197	—	—	2,129	6,800	4,326
Factor	33%	33%	33%	33%	33%	33%	33%	33%	33%	33%	33%	33%

Interest factor on rentals (2)	2,800	2,300	3,300	3,100	2,300	1,530	732	—	—	710	2,267	1,442
Equity in (income) loss of unconsolidated businesses	(5,800)	2,900	100	—	—	—	—	—	—	—	—	—
Dividends from equity investees	18,700	1,500	—	—	—	—	—	—	—	—	—	—

Earnings available for fixed charges	217,900	168,300	119,700	64,200	96,600	73,830	37,332	(17,373)	(3,430)	(76,420)	(17,203)	(53,339)

Interest expense	35,800	39,900	37,400	33,700	36,800	27,000	11,700	—	—	51,604	111,200	88,671
Capitalized interest	400	400	300	200	100	90	80	—	—	804	90	884
Interest factor on rentals (2)	2,800	2,300	3,300	3,100	2,300	1,530	732	—	—	710	2,267	1,442

Fixed charges	39,000	42,600	41,000	37,000	39,200	28,620	12,512	—	—	53,118	113,557	90,997

Ratio of earnings to fixed charges	5.6	4.0	2.9	1.7	2.5	2.6	3.0	NA (3)	NA (3)	NA	NA	NA

Deficiency of earnings to fixed charges	NA	NA	NA	NA	NA	NA	NA	NA (3)	NA (3)	129,538	130,760	144,336

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings includes pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense.

(2)	The Company uses one-third of rental expense as an estimation of the interest factor on its rental expense.

(3)	There were no fixed charges for the Company during 2004.